Exhibit 1.2
LUIS REY BALLESTEROS LÓPEZ
PERITO TRADUCTOR AUTORIZADO POR EL H. TRIBUNAL SUPERIOR DE JUSTICIA
CERTIFICATION
MINUTES NUMBER 14,811
DATE: FEBRUARY 19, 2007
OF THE SET OF CORPORATE BY-LAWS OF THE COMPANY CALLED “GRUPO TMM”, SOCIEDAD ANÓNIMA BURSATIL, WHICH I CARRY OUT AT THE REQUEST OF Attorney at Law LOURDES VAZQUEZ NUÑEZ
Nigromante No. 86 Col. Independencia C.P. 03630 Del. Benito Juárez, México, D.F.
Tel/Fax: (55) 5243 7247, (55) 5243 7282
e-mail: luisreyballesteros@prodigy.net.mx

BOOK NUMBER TEN OF MINUTES AND POLICIES.
DEED NUMBER FOURTEEN THOUSAND EIGHT HUNDRED ELEVEN.
In Mexico City, Federal District, as of February ninth, two thousand seven.
I, Attorney at Law, JUAN MARTIN ALVAREZ MORENO, Holder of Notary’s Office number Forty-Six of the Federal District, hereby evidence:
That on this date appears before me Attorney at Law LOURDES VAZQUEZ NUÑEZ, who requests me to certify the set of By-laws of “GRUPO TMM”, SOCIEDAD ANÓNIMA BURSÁTIL, which I carry out in the following terms:
P R E M I S E S:
I.— Through public deed number twenty six thousand two hundred twenty five, dated the fourteenth day of August, one thousand nine hundred eighty seven, granted before Attorney at Law Miguel Limón Díaz, Notary Public number Ninety Seven of the Federal District, the first notarial certified copy whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on the twenty-fifth day of February, one thousand nine hundred eighty eight, “GRUPO SERVIA”, SOCIEDAD ANONIMA DE CAPITAL VARIABLE was incorporated with foreigners’ exclusion clause, domiciled in Mexico City, Federal District, with a duration of ninety-nine years, a minimum fixed capital of One Million Pesos (Currently, One Thousand Pesos), Mexican Currency and unlimited variable capital, the main corporate purpose of which is to provide to Mexican or foreign individuals financial, administrative or foreign trade advice.
II.— Through deed number twenty nine thousand eight hundred fifteen, dated February fifteenth, one thousand nine hundred ninety one, granted before Attorney at Law Roberto Núñez y Bandera, holder of Notary’s Office number one of the Federal District, the first notarial certified copy whereof was registered in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on May eighth, one thousand nine hundred ninety one, the Minutes of a General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO SERVIA”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held on September nineteenth, one thousand nine hundred ninety were notarized, where among other points it was approved to amend articles Tenth, Eleventh, Seventeenth, Twenty-Seventh and Thirty-Fourth of the corporate By-laws.
III.— Through public deed number forty five thousand one hundred one, dated July twenty-eighth, two thousand, granted before the same Notary Public as the foregoing, the first notarial certified copy whereof was registered in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, the Minutes of the General Extraordinary Shareholders’ Meetings of the corporations called “GRUPO SERVIA”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as

MERGING COMPANY and “SERVIA CORPORATIVO”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as MERGED COMPANY, held on October twenty-ninth, one thousand nine hundred ninety nine were notarized, which were held on October twenty-ninth, one thousand nine hundred ninety nine.
IV.— Through public deed number thirty six thousand nine hundred five, dated March fifteenth, two thousand one, granted before Attorney at Law Miguel Limón Díaz, Holder of Notary’s Office number Ninety Seven of the Federal District, where Attorney at Law Rosamaría López Lugo acts as an associate, Holder of Notary’s Office number Two Hundred Twenty Three of this same District, the first notarial certified copy whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on April eighteenth, two thousand one, the Minutes of the General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO SERVIA, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, were notarized, which was held on January twenty third, two thousand one, where among other points it was approved to change the name of the Corporation for that of “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, amending the First Article of the corporate By-laws.
V.— Through public deed number thirty eight thousand five hundred fifty, dated November thirtieth, two thousand one, granted before the same Notary Public as the foregoing, the Minutes of the General Extraordinary and Ordinary Shareholders’ Meetings of the corporation called “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held on October thirty-first, two thousand one, were notarized, at which, among other points, it was approved to amend the Fifth Article of the corporate By-laws.
VI.— Through policy number five thousand four hundred twenty, dated December seventh, two thousand one, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of this City, under mercantile folio number one hundred two thousand four hundred ninety nine, on December twelfth, two thousand one, the Minutes of the General Extraordinary Shareholders’ Meeting of the oft-mentioned corporation held on December seventh this year were notarized, at which, among other points, it was approved to increase the fixed portion of the capital and, therefore, to amend the Fifth Article of its corporate By-laws.
VII.— Through policy number five thousand four hundred twenty one, dated December seventh, two thousand one, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of this City, under mercantile folio number one hundred two thousand four hundred ninety nine, on December twelfth, two thousand one, the Minutes of the General Extraordinary Shareholders’ Meetings of the oft-mentioned corporation held on December seventh this year were notarized, at which, among other points, the following resolutions were taken: the spin-off of the corporation “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as “COMPANY THAT SPINS OFF”, without becoming extinguished through the contribution in one block of a part of its assets, liabilities and capital stock to the newly created “SPUN-OFF” corporation with legal capacity and assets of its own, which is called “PROMOTORA SERVIA”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as well as the amendment to the corporate By-laws of the corporation “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE.
VIII.— Through policy number five thousand four hundred eighty nine, dated December twenty-sixth, two thousand one, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of this City, under mercantile folios number one hundred two thousand four hundred ninety nine and twenty five thousand two hundred twelve, on the twenty-sixth day of December, two thousand one, the Minutes of General Extraordinary Shareholders’ Meetings of the corporations called “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as COMPANY THAT SPINS OFF and “TRANSPORTACION MARITIMA MEXICANA”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE as SPUN-OFF corporation were notarized, which were held on December twenty-first, two thousand one.
IX.— Through policy number five thousand nine hundred thirty seven, dated May second, two thousand two, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on May eighth, two thousand two, the Minutes of the General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held on April twenty-ninth, two thousand two, were notarized, at which, among other points, it was approved to issue debentures convertible into shares for placement abroad.
X.— Through policy number six thousand three hundred eighty two, dated August twentieth, two thousand two, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on August twentieth, two thousand two, the Minutes of the General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held on August twentieth, two thousand two, were notarized, at which, among other points, it was approved to issue debt instruments or bonds in the United States of America with the general characteristics that may be authorized for said purpose.
XI.— Through policy number six thousand four hundred nineteen, dated August twenty-ninth, two thousand two, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of the Federal District, under the same mercantile folio as the foregoing, on September thirteenth, two thousand two, the Minutes of the General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO TMM”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, held on August twenty-eighth, two thousand two, were notarized, at which, among other points, it was approved to reclassify series “L” shares of the capital stock of the Corporation to have them converted into series “A” shares and the elimination of the modality of variable capital of the Corporation, so that it is subsequently known as “GRUPO TMM”, SOCIEDAD ANÓNIMA and, as a result thereof, the amendment of Clauses First, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Nineteenth, Twenty-Fifth, Twenty-Sixth, Twenty-Seventh and Forty-Fourth of the corporate By-laws of the Corporation.

XII.— Through public deed number thirty nine thousand seventy six, dated the fourth day of March, two thousand three, granted before Attorney at Law Miguel Limón Díaz, Holder of Notary’s Office number Ninety Seven of the Federal District, the first notarial certified copy whereof was filed in the Public Registry Bureau of the Federal District and under said mercantile folio number one hundred two thousand four hundred ninety nine, the Minutes of a General Extraordinary Shareholders’ Meeting of Series “A” of “GRUPO TMM”, SOCIEDAD ANÓNIMA were notarized, which was held on March third, two thousand three, where among other points it was approved to amend the Sixth Clause of the By-laws.
XIII.— Through public deed number thirty nine thousand four hundred fifty five, dated February eleventh, two thousand four, granted before the same Notary Public as the foregoing, the first notarial certified copy whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on March second, two thousand four, the Minutes of the General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO TMM”, SOCIEDAD ANÓNIMA, held on February eleventh, two thousand four, were notarized, at which, among other resolutions, it was approved to cancel the shares deposited at the treasury of the Corporation and the capital stock was increased, with the resulting amendment of the Sixth Clause of the corporate By-laws.
XIV.— Through policy number twelve thousand two hundred seventy four, dated December thirteenth, two thousand five, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folios numbers one hundred two thousand four hundred ninety nine, twenty two thousand four hundred thirty three and eighty nine thousand six hundred seven, on January third, two thousand six, the Minutes of the General Extraordinary Shareholders’ Meetings of the corporations called “GRUPO TMM”, SOCIEDAD ANÓNIMA, as company “THAT SPINS OFF” and “TRANSPORTES MARÍTIMOS MEXICO”, SOCIEDAD ANÓNIMA and “TMM MULTIMODAL”, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, as “SPUN-OFF” corporations held on December first, two thousand five, were notarized.
XV.— Through policy number fourteen thousand five hundred forty eight, dated December twenty-first, two thousand six, granted before the undersigned Notary Public, the first original whereof was filed in the Public Registry Bureau of the Federal District, under mercantile folio number one hundred two thousand four hundred ninety nine, on January eighth, two thousand seven, the Minutes of the General Extraordinary Shareholders’ Meeting of the corporation called “GRUPO TMM”, SOCIEDAD ANÓNIMA, held on December twentieth, two thousand six, were notarized, at which, among other points, it was approved to fully amend the corporate By-laws of the Corporation in order to fulfill the provisions in the Sixth Transitory Article of the Securities Market Act in force. Therefore, the corporation changed its modality to remain as “GRUPO TMM”, SOCIEDAD ANONIMA BURSATIL.
I transcribe below the text of the corporate By-laws in force of “GRUPO TMM”, SOCIEDAD ANÓNIMA BURSÁTIL, which read as follows:

CORPORATE BY-LAWS
CHAPTER I
GENERAL PROVISIONS
NAME
     FIRST. The Corporation shall be called “GRUPO TMM” and it shall always be followed by the words SOCIEDAD ANONIMA BURSÁTIL, or by the abbreviation thereof, “S.A.B”
DOMICILE
     SECOND. The Corporation shall be domiciled in Mexico City, Federal District, without precluding the possibility of establishing agencies, branch offices, offices, warehouses or premises anywhere within the Mexican Republic or abroad, which shall not be understood as a change of domicile. The Corporation may state conventional domiciles in the legal acts it may execute.
DURATION
     THIRD. The duration of the Corporation shall be ninety years, calculated from August 14th (fourteenth), 1987 (one thousand nine hundred eighty seven). Said term shall be extendable one or more times, as determined by the General Extraordinary Shareholders’ Meeting of the Corporation.
CORPORATE PURPOSE
     FOURTH. The Corporation shall be engaged in:
A) Acquiring any interest or participation in the capital of other mercantile or civil corporations, being a part of their incorporation or acquiring shares or interests in those already incorporated, as well as disposing of or transferring said shares or interests. The corporations in which it is entitled to the majority of the shares or equity interests must not, directly or indirectly, invest in shares of the Corporation or of any other company that, in turn, is a majority shareholder of the same or which, without being such, they have knowledge that it is a shareholder of the latter.
B) Promoting, organizing and managing all kinds of mercantile or civil corporations;
C) Building, fitting out, rigging and repairing, on its own account or on account of others, both in the Mexican Republic and abroad, all kinds of vessels;
D) Providing and operating, directly or through third parties, navigation services for the transportation of cargo and passengers, inside and outside territory of the United Mexican States, as well as all those services that may be connected to navigation;

E) Building, installing and maintaining both in the Mexican Republic and abroad, on its own account or on account of others, wharves, docks, signal service repair workshops, weather stations and their relevant equipment, as well as all related services.
F) Purchasing or in any manner acquiring and selling or in any other manner transferring, on its account or on account of another party, all kinds of vessels, naval artefacts or any other machinery or devices for maritime transportation, as well as their components, including by way of example but not as a limitation, engines, spare parts, fuels and lube oils;
G) Installing, exploiting and maintaining communication systems through radio, telegraph, telephone, satellite or any other means of communication to be used for the corporate businesses or for any other purpose, in accordance with the applicable legislation.
H) Providing, exploiting and operating the public railroad transportation system and its auxiliary services and participating, by itself or through mercantile corporations in whose capital stock the corporation has an interest, or under any other scheme, act or structure allowed by the applicable legislation, in the Mexican railroad system.
I) Providing, exploiting and operating the public air transportation service of cargo and passengers, directly or through third parties, inside and outside the territory of the United Mexican States, as well as all those services that may be related to air navigation and its auxiliary services. Also, participating by itself or through mercantile corporations in whose capital stock the Corporation has an interest, or under any other scheme, act or structure allowed by the applicable legislation, in the Mexican public air transportation service.
J) Creating all kinds of logistics systems and providing all kinds of logistics services inside or outside the territory of the United Mexican States, either by itself or through mercantile corporations in whose capital stock the Corporation has an interest, or under any other scheme, act or structure allowed by the applicable legislation, including, by way of example but not as a limitation, the public federal cargo truck transportation services, the intermodal or multimodal transportation services and all those related to the storage of all kinds of merchandise, inside or outside the territory of the United Mexican States;
K) Receiving and promoting consultancies through any kind of individuals or corporations, Mexican or foreign, for all those services that may be necessary for the achievement of its corporate purpose.
L) Extending loans to the Mercantile or Civil Corporations where it has a majority interest or participation or to any third parties in the ordinary course of any of its businesses;
M) Obtaining, acquiring, or using and/or availing itself, through Mexican and/or foreign financial groups, of all kinds of funds and financial resources that may be necessary for the achievement of its corporate purpose, as well as obtaining and extending loans or credits with or without guarantee, executing all kinds of loan agreements, issuing debentures and any other credit instruments that may be issued in series or that in any other manner are placed among the investing public at large, either in the territory of the United Mexican States or abroad;
N) Granting, drawing on, issuing, accepting, endorsing, certifying, guaranteeing or in any other manner subscribing, inclusively through a surety, all kinds of credit instruments and granting all kinds of personal or real guarantees, in order to guarantee obligations in charge of subsidiary companies where it has a majority interest, as well as in charge of the subsidiary companies of the latter, in achieving the corporate purpose of the Corporation;
O) Entering into all kinds of trust agreements that may be necessary for the achievement of its corporate purpose;
P) Acquiring under ownership, taking on lease, holding, using as beneficial owner and, generally, utilizing and managing all kinds of personal property or real estate, tangible or intangible, as well as the real and personnel rights permitted by the laws of the Mexican Republic or abroad, in accordance with the requirements demanded by the latter and that may be necessary or convenient for the achievement of its corporate purpose, on the understanding that in no event whatsoever it may acquire, possess or manage real estate for agricultural purposes;
Q) Promoting, organizing, participating and contracting, either in the United Mexican States or abroad, with individuals or corporations, Mexican or foreign, bids, tenders, operations, events, meetings, expositions, advertisements, training, development, market research programs and innovations and, generally, participating in all those business events and meetings that may be necessary or convenient for the achievement of its corporate purpose;
R) Contracting, on its own account or on account of third parties, either in the United Mexican States or abroad, with individuals or corporations, Mexican or foreign, of advertising media, as well as the sale and/or purchase of advertising spaces and, generally, of everything related to the sector of means of communication and information that may be necessary or convenient for the achievement of its corporate purpose;
S) Carrying out on its own account or on account of third parties, either in the United Mexican States or abroad, and with all kinds of individuals or corporations, Mexican or foreign, training and development programs, as well as research works that may be necessary or convenient for the achievement of its corporate purpose;
T) Requesting and obtaining, under any title, the licenses and permits and exercising the rights derived therefrom, as well as registering and patenting or acting as broker or negotiator and acquiring, under any legal title, either in the United Mexican States or abroad, with Mexican or foreign persons, all kinds of inventions, utility models, industrial designs, trademarks, as well as notices, trade names, franchises, authorizations, licenses, sublicenses, concessions, options, preferences, rights thereon and, generally, all kinds of use and operation of intellectual and industrial, literary or artistic rights, which may be necessary or convenient for the achievement of its corporate purpose;

U) Being the agent or representative, commission merchant, distributor, attorney in fact and/or broker, either in the United Mexican States or abroad, of Mexican or foreign individuals or corporations, which may be necessary or related to the achievement of its corporate purpose;
V) Entering into and/or performing in the United Mexican States or abroad, on its own account or on account of others, all kinds of main or accessory acts, civil and commercial, or of any other type, agreements, contracts, mercantile, civil, main or guarantee-related agreements, or of any other kind that may be permitted by the law, being also able, as a guarantor, surety or in any other capacity, inclusively as a joint or several debtor, to guarantee obligations and debts of the subsidiary companies where it may have a majority interest, as well as in charge of the subsidiary companies of the latter, in achieving the corporate purpose of the Corporation;
W) Generally, conducting all other activities and entering into the acts, agreements and contracts that may be required for the achievement of its corporate purpose or that must be done due to any legal provision.
NATIONALITY
FIFTH. The Corporation is of Mexican nationality. The Corporation shall not admit as partners or shareholders foreign investors or Mexican corporations whose corporate Bylaws do not contain the foreigners’ exclusion clause and shall not recognize either to said investors or corporations rights as partners or shareholders.
CHAPTER II
PROVISIONS APPLICABLE TO THE CAPITAL STOCK
CAPITAL STOCK
SIXTH. The capital stock amounts to $700’000,000.00 (Seven Hundred Million Pesos 00/100 Mexican Currency), represented by 56,963,137 (Fifty Six Million Nine Hundred Sixty Three Thousand One Hundred Thirty Seven) shares, fully subscribed and paid, all of them being common and nominative, without expression of face value.
SHARES
SEVENTH. The capital stock shall always be represented by nominal, common shares, without expression of face value. All shares representing the capital stock of the Corporation shall confer equal rights upon their holders. Each shareholder shall represent a vote for each share under its ownership.
The shares representing the capital stock may only be subscribed by individuals or investors of Mexican nationality or Mexican corporations whose corporate By-laws contain the foreigners’ exclusion clause. The mercantile or civil corporations in whose capital or corporate assets the Corporation has a majority interest, may not acquire, directly or indirectly, shares of the Corporation or shares of any other corporation that may be a majority shareholder of the Corporation or that even if it is not, the former have knowledge that it is a shareholder of this Corporation.
CAPITAL STOCK INCREASE
EIGHTH. Except as regards the issuance of shares that the Corporation keeps at the Treasury for placement among the investing public and only in the absence of said shares, the capital of the Corporation may only be increased if the relevant resolutions are taken at the General Extraordinary Shareholders’ Meeting of the Corporation, if the Sixth Clause of these corporate By-laws is amended and the public instrument containing the formalization of the relevant minutes is registered in the Public Registry Bureau of the domicile of the Corporation.
The General Extraordinary Shareholders’ Meeting resolving on the increase of the capital stock of the Corporation must resolve upon the terms and conditions according to which said increase shall be carried out.
A capital stock increase may not be resolved if at that time all the shares issued by the Corporation before are not fully subscribed and paid.
PREEMPTIVE RIGHT
NINTH. In case of a capital stock increase, the shareholders of the Corporation shall have the preemptive right to subscribe the new shares that may be issued to represent said increase, in proportion to the number of shares representing the capital stock they may hold, except in the event of the issuance of treasury shares to be placed among the investing public through public offerings, pursuant to the provisions in the Eleventh Clause of these By-laws.
As the case may be, the preemptive right referred to in this Clause must be exercised under the terms determined by General Shareholders’ Meeting that may have resolved upon the capital stock increase.
In case of a capital stock increase as a result of the capitalization of premiums on shares, of the capitalization of retained earnings or of valuation or revaluation reserves, the shareholders shall be entitled to the proportional part that may correspond to them in said increase and, as the case may be, to receive the new shares to be issued to represent said increase. In the event of the capitalization of retained earnings or valuation or revaluation reserves, these must have been previously recognized in financial statements duly approved by the General Shareholders’ Meeting. In the event of valuation or revaluation reserves, these must be supported on valuations carried out by independent valuators authorized by the National Banking and Securities Commission, credit institutions or registered securities brokers.

CAPITAL STOCK DECREASE
TENTH. The capital stock of the Corporation may only be decreased if the relevant resolutions are taken at a General Extraordinary Shareholders’ Meeting of the Corporation, if the Sixth Clause of these Corporate By-laws is amended and the public instrument containing the formalization of the relevant Minutes in the Public Registry Bureau of the domicile of the Corporation is registered.
The resolution of the General Extraordinary Shareholders’ Meeting resolving on the decrease of the capital stock of the Corporation or the release to the shareholders of payments not made shall be published three times in the Official Gazette of the Federation every ten days.
Any capital stock decrease shall be carried out by cancelling the shares in an amount such that it enables to proportionally redeem the shares of all the shareholders holding shares representing the capital stock of the Corporation.
No capital stock decrease may be authorized when its consequence may be the reduction of the capital stock to an amount lower than the minimum amount contemplated in the applicable law.
TREASURY SHARES
ELEVENTH. The Corporation may issue unsubscribed shares that it may keep at the Treasury, to be subsequently subscribed by the public, provided:
(i) The General Extraordinary Shareholders’ Meeting of the Corporation approves the maximum amount of capital increase and the conditions in which the relevant issuances must be made.
(ii) The General Extraordinary Shareholders’ Meeting of the Corporation approves the maximum amount of capital increase and the conditions in which the relevant issuances must be made.
(ii) The subscription of the shares to be issued is carried out through a public offering, prior registration in the National Securities Register, and
(iii) The amount of the subscribed and paid-up capital is disclosed when the authorized capital represented by the issued and unsubscribed shares is advertised, fulfilling, in any case, the provisions of the Securities Market Act and other provisions of a general nature emanating therefrom.
ACQUISITION OF OWN SHARES
TWELFTH. The Corporation may acquire shares representing its capital stock, the prohibition established in the first paragraph of Article 134 of the General Law of Mercantile Corporations not being applicable; provided:
(a) The acquisition is carried out on a securities exchange;

(b) The acquisition and, as the case may be, its subsequent disposal is carried out on a fair market basis, except in the event of public offerings or auctions authorized by the National Banking and Securities Commission;
(c) The acquisition is made against the net worth of the Corporation, in which case it may keep the obtained shares in its own name, without the need to make a reduction of its capital stock, which the Corporation may convert into unsubscribed shares to be kept at the Treasury or, else, against the capital stock and, if such is the case, these shall become unsubscribed shares that the Corporation shall keep at the Treasury, without the need for any resolution of the General Shareholders’ Meeting; on the understanding that, in any event, the amount of the subscribed and paid-up capital must be disclosed when advertising the authorized capital represented by unsubscribed issued shares.
(d) The General Shareholders’ Meeting expressly resolves for each fiscal year the maximum amount of resources that may be allocated to the purchase of own shares or certificates that represent the same, with the only limitation that the full amount of the resources that may be allocated for said purpose in no event whatsoever may exceed the total balance of the profits for the period and/or retained profits of the Corporation.
(e) The Corporation is up-to-date in the payment of the obligations derived from debt instruments that are registered in the National Securities Registry and that remain outstanding; and
The acquisition and disposal of shares of the Corporation in accordance with the foregoing do not give rise to the nonfulfillment of the requirements for the maintenance of listing of the same on the securities exchange where these are listed.
While the shares representing the capital stock acquired by the Corporation pursuant to this Clause are the property of the latter, these may not be representative at Shareholders’ Meetings of any kind and the corporate or financial rights conferred by them may not be exercised either.
The shares belonging to the Corporation or, as the case may be, the treasury shares referred to in this Clause may be placed among the investing public and, in the latter case, relevant capital stock increase shall not require a resolution of the General Shareholders’ Meeting or a resolution of the Board of Directors. For said purposes, the preemptive right referred to in Article 132 (one hundred thirty two) of the General Law of Mercantile Corporations shall not be applicable.
The provisions in this Clause shall also be applicable to the purchase or sale by the Corporation of financial derivatives or warrants that have underlying shares that represent its capital stock that may be settled in kind; on the understanding that, in said assumption, that the provisions in subsections (a) and (b) of this Clause shall not be applicable.
The purchase and sale of its own shares by the Corporation, the reports thereon that must be presented to the General Ordinary Shareholders’ Meeting, the rules for disclosure of information and the form and terms how these transactions are disclosed to the National

Banking and Securities Commission, to the securities exchange where the shares are listed and to the public, must fulfill the provisions of a general nature issued by said Commission.
CANCELLATION OF LISTING IN STOCK EXCHANGES
THIRTEENTH. The cancellation of the registration of the shares representing the capital stock of the Corporation in the National Securities Registry and, therefore, of its listing in the securities exchange shall be applicable in the event the General Ordinary Shareholders’ Meeting, with the favorable vote of shares representing, at least, ninety five percent (95%) of the capital stock of the Corporation then outstanding resolves on said increase and it is so authorized by the National Banking and Securities Commission or, also, said cancellation is resolved by said Commission, under the terms of the applicable legislation.
In any of said assumptions, the Corporation must carry out a public offering for the acquisition of its shares within a maximum term of one hundred eighty (180) calendar days, at the price and according to the other terms and conditions contemplated by the legislation then applicable.
In the case contemplated by this Article, el Board of Directors of the Corporation must disclose its opinion to the public on the offering price, complying with the terms of the applicable legislation.
In the event of the cancellation of the registration of the shares representing the capital stock of the Corporation in the National Securities Registry, the Corporation shall no longer have a stock exchange trading capacity, then remaining subject to the regime contemplated in the General Law of Mercantile Corporations for stock corporations, unless the General Extraordinary Shareholders’ Meeting of the Corporation has resolved to adopt the modality of investment-promoting stock corporation, in which case it shall be subject to the regime contemplated by the legislation then applicable.
RESTRICTION TO THE TRANSFER OF SHARES
FOURTEENTH. The acquisition for any reason of shares representing the capital stock of the Corporation, in one or several simultaneous or successive transactions by any consortium, person or group of persons mutually related or who act in coordination, which implies that said consortium, person or group of persons acquires shares representing five percent (5%) or more of the capital stock of the Corporation, regardless of their participation in the capital stock of the corporation at that time, may only be carried out with the prior authorization of the Board of Directors of the Corporation.
If the Board of Directors refuses to authorize, said acquisition may not be carried out. The Corporation shall not recognize as owner shares representing its capital stock any consortium, person or group of persons mutually related or who act in collusion, who may have acquired said shares in violation of the provisions in this Clause, and no vote whatsoever may be cast regarding the same. Shares acquired in this manner must be offered for sale by said consortium, person or group of persons.

The Board of Directors of the Corporation must resolve on said authorization within a term not to exceed three months counted from the date it receives the relevant request for authorization and take into account:
(i) The characteristics of the consortium, person or group of persons that make said request;
(ii) The purpose of the acquisition by said shareholder or group of mutually related shareholders or who act in collusion, for which purpose it shall request all the pertinent information that said persons must deliver to said Board.
(iii) That the price offered for all the shares intended to be acquired is adequate, considering the proportion of the capital stock subject to said proposal or request and the potential for development and profitability of the Corporation as of said date;
(iv) If as a result of said acquisition, (y) the term established for the payment of any debt incurred by the Corporation or any other mercantile corporation controlled by the Corporation pursuant to any credit agreement or the terms of the issuance certificate of any credit instrument or securities issued by the Corporation, may be accelerated by the respective creditor(s) or (z) in connection with any other material contractual link of the Corporation or of any mercantile corporation controlled by the Corporation, either of a strategic or any other type of nature, the counterparty may terminate said contractual or strategic relation.
(v) The consequences in matters of economic competition that may affect the Corporation as a result of said acquisition;
(vi) The benefits or disadvantages said acquisition may involve for all other shareholders of the Corporation; and
(vii) Any other factors that the Board of Directors itself may determine.
All of the foregoing notwithstanding, the previous authorization of the Board of Directors shall not be necessary in the event any public offering to purchase carried out by any person or group of persons for the entirety of the shares into which the capital stock of the Corporation is divided at the time of the offering, in which case the Board of Directors shall limit to render its opinion regarding the terms and conditions of said offering, under the terms contemplated by the applicable legislation.
The amendment of this Clause may only be approved at a General Extraordinary Shareholders’ Meeting of the Corporation, where shares representing five percent (5%) or more of the capital stock of the Corporation have not voted against.
SHARE CERTIFICATES
FIFTEENTH. The shares shall be represented by nominative certificates that may cover one or several shares and that may have attached thereto numbered coupons. The certificates shall bear the autograph or facsimile signature of the Chairman and the Secretary of the Board of Directors. Should facsimile signatures be used, the originals thereof must be deposited with the Public Registry Bureau where the corporation is registered. Pending issuance of the final share certificates, the Corporation shall issue to the shareholders provisional certificates evidencing their participation in the capital stock. Said provisional certificates shall be nominative and may have attached thereto coupons and be exchanged in due course for the final share certificates.

The final share certificates must be issued within a term not to exceed ninety calendar days, counted from the date their issuance or exchange may have been agreed upon.
When for any reason whatsoever the indications contained in the final share certificates or in the provisional certificates are changed, the latter must be exchanged for new final share certificates or provisional certificates and the original ones must be annulled or, else, it shall suffice that said change is evidenced in the latter, prior certification of a Notary Public or a registered securities broker.
SIXTEENTH. Both the final and the provisional share certificates must meet the requirements set forth by Articles one hundred twenty five (125) and one hundred twenty seven (127) of the General Law of Mercantile Corporations and must contain the literal insertion of the Fifth and Fourteenth Clause of these By-laws.
The Board of Directors is empowered so that, both the share certificates and the provisional certificates are issued covering one or more shares. Furthermore, it is empowered to carry out the exchange of titles or certificates covering a certain number of shares for new titles or certificates, as requested by the holders thereof and provided the new titles or certificates cover, as a whole, the same total number of shares as those instead of which they are issued.
In case of robbery, loss, misplacement or destruction of any final title or provisional certificate that cover shares representing the capital stock of the Corporation, their replacement shall be subject to the provisions of the First Chapter, First Title, of the General Law of Credit Instruments and Operations. All duplicates of provisional certificates or final titles shall bear the indication that they are duplicates and that the original titles or certificates have been duly cancelled. All expenses related to the cancellation and replacement of final titles or provisional certificates shall be payable by the holder of the final certificate or title that may have been replaced.
SHARE LEDGER
SEVENTEENTH. The Corporation shall keep a Share Ledger where the following shall be inserted:
I. The name, nationality and domicile of the shareholder, with the indication of the shares belonging to him/her and expressing the numbers and other particulars;
II. The statement of the payments made or the indication that these are released shares;
III. The share transfers to be made, provided said transfers fulfill the provisions of these By-laws;
IV. The other acts that must be registered according to the legal provisions in force from time to time, at the request of an interested party.

The Corporation shall only consider as share owner whoever appears registered as such in the Corporation’s Share Ledger. For this purpose, the Corporation must register in said Ledger, upon request of any shareholder, the transfers that may be carried out, provided these fulfill the provisions in these corporate By-laws and, particularly, the provisions in the Fourteenth Clause of these corporate By-laws.
The registrations in the Share Ledger shall be suspended from the fifth day prior to holding the shareholders’ meetings, until the working day immediately following the holding thereof.
CHAPTER III
SHAREHOLDERS’ MEETINGS
SHAREHOLDERS’ MEETING
EIGHTEENTH. The General Shareholders’ Meeting is the supreme body of the Corporation and it subordinates all the others, since it shall be empowered to take all kinds of resolutions and appoint and remove any Director, subject to the provisions in these Bylaws and the Law, or any officer, respecting, as the case may be, minority rights. Its resolutions must be enforced and the fulfillment thereof shall be overseen by the Board of Directors or by the person or persons expressly appointed by the relevant Shareholders’ Meeting.
CLASS OF SHAREHOLDERS’ MEETINGS
NINETEENTH. The Shareholders’ Meetings may be Ordinary or Extraordinary.
General Ordinary Shareholders’ Meetings are those held to deal with any matter not reserved by the Law or by these Corporate By-laws to the General Extraordinary Shareholders’ Meetings.
The General Ordinary Shareholders’ Meeting must be held at least once a year, on the date determined by the Board of Directors within the first four (4) months following the close of the fiscal year. In addition to dealing with the matters included in the Agenda, the Shareholders’ Meeting must discuss, approve or modify the reports of the Board of Directors, of the General Director and of the committee(s) that carry out the duties of corporate and audit practices, regarding, among other things, the status of the business, the general balance sheet, the statement of profit and loss, the statement of changes in financial position and the statement of changes in shareholders’ investment for said fiscal year of the Corporation. Said Shareholders’ Meeting must also deal with the appointment of the Directors that may be applicable according to the Twenty-Ninth Clause and, also, to determine their emoluments.
The General Extraordinary Shareholders’ Meetings may be held at any time that it may be necessary to deal with any of the matters contemplated in Article one hundred eighty-two (182) of the General Law of Mercantile Corporations, the spin-off of the Corporation and the cancellation of the registration of the shares issued by the Corporation in the securities section or special section of the National Securities Registry and in the Mexican or foreign stock exchanges where, as the case may be, these are listed.
EXCLUSIVE POWER OF THE SHAREHOLDERS’ MEETING
TWENTIETH. The General Ordinary Shareholders’ Meeting shall have the exclusive power and shall be held in order to approve the operations that the Corporation or the corporations controlled by the latter intend to carry out, within the term of a fiscal year, when these represent twenty percent (20%) or more of the consolidated assets of the Corporation based on figures corresponding to the closing of the immediately preceding calendar quarter, regardless of the manner these are carried out, either simultaneously or successively, but which because of their characteristics may be considered a single operation.
SHAREHOLDERS’ MEETINGS
TWENTY-FIRST. All Shareholders’ Meetings shall be held at the corporate domicile of the Corporation whenever called, and shall be null and void without this requirement, except (i) in the event of force majeure or acts of God, or (ii) if the resolutions taken at an uncalled Shareholders’ Meeting, or outside a Shareholders’ Meeting, are taken by the shareholders pursuant to the provisions in sections E) and F) of the Twenty-Sixth Clause of these Corporate By-laws.
CALLS
TWENTY-SECOND. The calls to General Shareholders’ Meetings shall be made upon instructions of the Board of Directors or of the Audit Committee, or upon request of any shareholder or group of shareholders representing, at least, ten percent (10%) of the capital stock, who may request the Chairman of the Board of Directors or of the Audit Committee to call a General Shareholders’ Meeting.
Any call must be published only once in the official gazette of the State where the Corporation is domiciled and in one of the newspapers with the broadest circulation in said domicile, at least fifteen (15) days in advance between the date of publication and the date determined to hold the Shareholders’ Meeting.
The call must contain the date, time and place to hold the Shareholders’ Meeting in question, the agenda thereof and it shall be signed by the issuer thereof.
From the time any call to Shareholders’ Meetings is published, the information and documents related to each of the points established in the relevant agenda shall be available to the shareholders at the offices of the Corporation.
If a Shareholders’ Meeting may not be held on the date stated to be held, a second or subsequent call shall be done, stating the circumstances of the case and the requirements established for the first call must be fulfilled.

The call shall not be necessary in the event of resolutions taken by uncalled Shareholders’ Meetings, or taken outside a Shareholders’ Meeting, in both cases subject to the provisions in the Twenty-Sixth Clause below, nor in the event of the continuation of a duly convened Shareholders’ Meeting, provided that upon the interruption of said Meeting, the date, time and place where it should be continued have been stated.
REQUIREMENTS TO ATTEND THE SHAREHOLDERS’ MEETINGS
TWENTY-THIRD. For the shareholders of the Corporation to be entitled to attend the Shareholders’ Meetings, they must deposit their shares at the Secretary’s Office of the Corporation or at the Institute for the Deposit of Securities or at any Mexican or foreign credit institution, at least one day in advance of the date stated for the Shareholders’ Meeting. In the event of Shareholders’ Meetings where resolutions may be taken without the need for a prior call because of the attendance at the same of all the shares entitled to vote, the deposit of the shares may be done at any time before holding the same. The deposited shares may only be returned after holding the Shareholders’ Meeting in question.
The shareholders that deposit their shares in accordance with the preceding paragraph shall request from the depository institution in question a receipt indicating the name of the shareholder, the amount of shares deposited, the numbers of the certificates representing the same, the date the Shareholders’ Meeting is to be held and the condition that said shares shall remain in the possession of the depository institution until after the end of the Shareholders’ Meeting in question.
Against the delivery of the certificates covering the shares or said receipts to the Secretary’s Office of the Corporation, the Secretary of the Board of Directors shall issue to the interested parties the relevant admission cards, where the name of the shareholder and the number of votes to which he/she is entitled shall be indicated and, as the case may be, the name of the depository.
In the event of shares deposited in an Institution for the Deposit of Securities, the admission cards shall be issued against delivery to the Corporation of the respective deposit receipt and, as the case may be, of the complementary list referred to in Article 290 (two hundred ninety) of the Securities Market Act.
The shareholders shall not need to prove their rights to attend the Shareholders’ Meeting under the terms of the preceding paragraphs, regarding the shares that are recorded in their names in the Share Ledger of the Corporation.
PROCEDURE AT THE SHAREHOLDERS’ MEETING
TWENTY-FOURTH. A) Shareholders’ Meetings shall be presided over by the Chairman of the Board of Directors and, in his absence, another director in the order of appointment shall act as Chairman and, in the absence of both of them, the person appointed by the shareholders my majority vote of those in attendance at the Shareholders’ Meeting in question and the Secretary of the Board of Directors shall act as Secretary or, in his absence, the Deputy Secretary and, in the absence of both of them, the person appointed by the shareholders by majority vote of those in attendance at the Shareholders’ Meeting in question.
B) At the beginning of the Shareholders’ Meeting, the Chairman shall appoint from among the attendants one or more tellers to count the shares present or represented and the number of votes belonging to said shares. The teller(s) must prepare an attendance list where the names of the shareholders present or represented and the number of shares belonging to them must be written down, so as to be in a position to carry out the respective vote count.
C) If the quorum required according to these Corporate By-laws is in attendance, the Chairman shall declare it duly convened and it shall be proceeded to deal with the agenda.
D) The shareholder or group of shareholders representing, at least, ten percent (10%) of the shares represented at a Shareholders’ Meeting may request that the voting on any matter of which they are not sufficiently informed be postponed and in said case the voting on said matter shall be postponed until three calendar days later, without the need for a new call. This right may be exercised only once for the same matter.
TWENTY-FIFTH. The shareholders may be represented at the Shareholders’ Meetings by proxies that may or may not be shareholders of the Corporation. The representation may be conferred through a general or special notarial power of attorney or through a simple proxy letter granted before two witnesses and which meets the requirements established by the Law. For said purposes, the Corporation must prepare forms fulfilling, in addition to the foregoing, the following requirements:
1. Indicate in a conspicuous manner the name of the Corporation and the agenda that shall guide the Shareholders’ Meeting in question; and
2. Contain space for the instructions indicated by the grantor in order to exercise the proxy.
The Corporation must keep available to the securities market brokers who evidence having the representation of the shareholders, at the offices of the Corporation, for a term of fifteen (15) days before the date of the Shareholders’ Meeting in question, the proxy forms, so as to enable said brokers to promptly deliver them to their principals.
The Secretary or Deputy Secretary of the Corporation must make certain of the compliance with the provisions in this Clause and inform the Shareholders’ Meeting in question of this, which shall be evidenced in the respective minutes.
The directors and examiners are forbidden to act as proxies for shareholders at any Shareholders’ Meeting of the Corporation.
QUORUM OF THE SHAREHOLDERS’ MEETINGS
TWENTY-SIXTH. A) For the General Ordinary Shareholders’ Meetings to be considered duly convened through a first call, at least one half of the then outstanding capital stock of the Corporation should be represented, and their resolutions shall be valid when taken by the majority of the votes in attendance. Through a second and subsequent calls, the General Ordinary Shareholders’ Meetings shall validly operate with the shareholders in attendance, whichever the number of shares they represent and whatever may be the nature of the resolutions to be taken.
B) For the General Extraordinary Shareholders’ Meetings to be considered duly convened through a first call, at least three fourths of the then outstanding capital stock of the Corporation should be represented, and their resolutions shall be valid when taken by a number of shares representing at least one half of the then outstanding capital stock of the Corporation. Through a second and subsequent calls, the General Extraordinary Shareholders’ Meetings shall be considered duly convened when at least one half of the then outstanding capital stock of the Corporation is represented and for its resolutions to be valid, it shall always be required that these are taken by a number of shares representing, at least, one half of the then outstanding capital stock of the Corporation.
C) At the Shareholders’ Meetings voting shall be by show of hands, unless one of the attending shareholders requests this to be through roll-call vote.
D) Resolutions taken by the Shareholders’ Meetings are obligatory even for the absent or dissenting shareholders, except for the right of opposition under the terms of paragraph H) below.
E) The resolutions taken at Shareholders’ Meetings that are not called under the terms of the Twenty-First Clause of these By-laws shall be null, unless at the time of voting all the shares into which the capital stock of the Corporation may then be divided are represented.
F) The resolutions taken outside a Shareholders’ Meeting by unanimous voting of the shareholders representing all of the shares into which the capital stock is divided, shall have, for all legal purposes, the same validity as if they had been taken while holding a Shareholders’ Meeting, provided these are evidenced in writing.
G) The shareholder or group of shareholders representing at least, five percent (5%) or more of the capital stock, may exercise directly the civil liability action against the Relevant Directors and Managers, provided the complaint includes the total amount of the responsibilities in favor of the Corporation or of the corporations controlled by the latter or in which it may have a significant influence and not only the personal interest of the petitioners. The assets obtained as a result of the claim shall be earned by the Corporation.
H) The shareholder or group of shareholders representing at least twenty percent (20%) or more of the capital stock may oppose in court the resolutions of the General Shareholders’ Meetings, provided (i) the complaint is filed within the fifteen (15) days following the date of adjournment of the Shareholders’ Meeting, (ii) the plaintiffs have not attended the Shareholders’ Meeting or they have cast their vote against the resolution, and (iii) the complaint states the clause of these By-laws or of the legal norm violated, as well as the concept of violation.

MINUTES OF SHAREHOLDERS’ MEETINGS
TWENTY-SEVENTH. Minutes shall be drawn up of every Shareholders’ Meeting, which shall be entered in the respective Minutes Book of Shareholders’ Meetings that shall be opened and kept by the Corporation and which must be signed by the Chairman and the Secretary of the Meeting. The documents supporting that the calls were made under the terms stipulated by these Corporate By-laws shall be attached to the appendix of each set of minutes or, as the case may be, evidence of the assumptions contemplated in section E) of the Twenty-Fifth Clause of these Corporate By-laws shall also be appended, as well as the attendance list duly signed by the tellers and the other attendants that may wish to do so, the proxies or a copy of the relevant notarial power of attorney of the representatives of the shareholders, the reports, opinions and other documents that may have been submitted to the consideration of the Shareholders’ Meeting and a copy of the respective Minutes.
The resolutions taken under the terms of subparagraph F) of the Twenty-Fifth Clause of these By-laws shall be entered in the same book, which shall be attested by the Secretary of the Board of Directors.
CHAPTER IV
MANAGEMENT AND OVERSIGHT
MANAGEMENT
TWENTY-EIGHTH. The management of the corporation shall be entrusted upon a Board of Directors and a General Director, who shall perform their duties according to the provisions in these By-laws and the applicable law.
BOARD OF DIRECTORS
TWENTY-NINTH. The Board of Directors shall be made up of a number of regular Directors of not less than seven (7) nor more than twenty (21), without precluding the appointment of their respective alternates, on the understanding that at least twenty five percent of the Directors must be independent directors, according to the provisions in the applicable legislation. In any event, the Board of Directors shall always have a Chairman, a First Vice-Chairman and a Second Vice-Chairman and the other Directors shall be members.
For each Regular Director, the Shareholders’ Meeting that may have appointed him/her may appoint his/her respective alternate, on the understanding that the alternate directors of those that may be independent must have that same capacity. In the event of temporary or permanent absence of a Regular Director, said Regular Director shall be replaced by the Alternate Director that has been specifically designated to replace him.
The Directors may be shareholders or persons outside the Corporation and they must have legal capacity to exercise their position and must not be disqualified to perform commercial transactions. Te persons that may have performed the position of external auditor of the Corporation or of one of the corporations that make up the business group or consortium to which the Corporation belongs, in no event whatsoever may be Directors, as the case may be, during the twelve months immediately preceding the date of appointment.
The Directors shall be elected at a General Ordinary Shareholders’ Meeting, by simple majority of votes of the shareholders attending said Shareholders’ Meeting and they shall remain in their positions during the terms set forth in the following Thirtieth Clause; on the understanding that not more than one third (1/3) of the members may be replaced for each fiscal year of the Corporation. he Directors, whichever the position they may perform, may be reelected without further restriction. The foregoing notwithstanding, any shareholder or group of shareholders representing at least ten percent (10%) of the capital stock shall be entitled to appoint, at the Annual General Ordinary Shareholders’ Meeting to be held in order to elect Directors, a Regular Member and, as the case may be, his respective alternate. The appointment of any Director carried out by a minority may only be revoked when all other Directors are also revoked, unless the removal is attributable to a justified reason according to the applicable law.
The Board of Directors shall, at the first meeting it holds after the Annual General Ordinary Shareholders’ Meeting that has appointed Directors and provided at this Shareholders’ Meeting the appointment is not made, when applicable because of the expiry of their entrustment, appoint from among its members the Chairman and/or the First Vice-Chairman and/or the Second Vice-Chairman, as the case may be, by majority vote of its members, who shall remain performing their positions for the term set forth in the Thirtieth Clause of these By-laws.
In the event of the permanent absence of the Chairman or of any of the Vice-Chairmen, the Board of Directors, at the first meeting held after said permanent absence shall temporarily appoint from among its members or persons outside the same, the Director or Directors that shall fill the relevant vacancies. Also, in the event of resignation or permanent absence of any of the other Directors, the Board of Directors shall make the appointments of temporary Directors that may be necessary for the continuance of the former’s duties. In both cases, it shall call a General Ordinary Shareholders’ Meeting as soon as possible for this to carry out the final appointment and, in any case, in the absence of said call, the first General Shareholders’ Meeting held after any of said events shall carry out the final appointment.
The Board of Directors shall appoint a Secretary and a Deputy Secretary, who shall not be a part of the Board of Directors. Said Secretary and Deputy Secretary may at any time be removed by the Board of Directors and their temporary and final absences shall be covered by the persons appointed by the Board of Directors itself. Despite the fact that the Secretary and the Deputy Secretary are not members of the Board of Directors of the Corporation, they may sign jointly or severally and instruct the publication of any call to the Shareholders’ Meeting of the Corporation ordered or resolved by the Board of Directors or the Audit Committee according to the Twenty-First Clause of these Corporate By-laws.
In the performance of their respective positions, the Directors shall endeavor to create value for the benefit of the Corporation, without favoring a certain shareholder or group of shareholders. For said purpose, they must act diligently, making duly reasoned decisions and fulfilling the other duties that may be imposed upon them by the applicable legislation and the provisions in these By-laws.
The amendment of this Clause may only be approved at a General Extraordinary Shareholders’ Meeting of the Corporation at which shares representing five percent (5%) or more of the capital stock of the Corporation have not voted against.
DURATION OF THE ENTRUSTMENT
THIRTIETH. The Directors shall last in their positions for the period of time stated below, calculated from the date of their appointment; they may be reelected and, in case of the failure to appoint their substitute or if he does note take office, they shall continue to perform their duties for up to thirty calendar days following the date of expiry of the term for which they may have been appointed;

Position in the Board of Directors	Term of the Entrustment
Chairman	7 years
First Vice-Chairman	7 years
Second Vice-Chairman	Between 3 and 7 years
As determined by the General Shareholders’ Meeting that elects him.
Members	1 year
Except that in no event whatsoever more than one third (1/3) of the member directors may be replaced for any fiscal year of the Corporation.
The remuneration of the Directors, as the case may be, shall be determined by the General Ordinary Shareholders’ Meeting that may have elected them, charged to general expenses.
The amendment of this Clause may only be approved at the General Extraordinary Shareholders’ Meeting of the Corporation at which shares representing five percent (5%) or more of the capital stock of the Corporation have not voted against.
DUTIES
THIRTY-FIRST. The Board of Directors shall primarily have the duty of establishing general strategies for the direction of the businesses of the Corporation and of the corporations controlled by the latter and that of overseeing the management and direction of the same and the performance of the relevant managers.
In connection with the foregoing, the Board of Directors shall be in charge of the following matters, among others that may be the natural consequence of its duties:
I. Establishing the general strategies for the direction of the business of the Corporation and of the corporations controlled by the latter.

II. Overseeing the management and direction of the Corporation and of the corporations controlled by the latter, considering the relevance of the latter in the financial, administrative and legal situation of the Corporation, as well as the performance of the relevant managers.
III. Approving, with the prior opinion of the committee that may be competent:
a) The policies and guidelines for the use or enjoyment of the assets that make up the property of the Corporation and of the corporations under the latter’s control by related persons.
b) The transactions, each individually, with related persons, which the Corporation or the corporations controlled by the latter may intend to carry out; on the understanding that the transactions stated below shall not require the approval of the Board of Directors, provided these are in line with the policies and guidelines that may have been previously approved by the Board of Directors.
1. The transactions that because of their amount are not relevant for the Corporation or corporations controlled by the latter.
2. The transactions carried out between the Corporation and the corporations controlled by the latter or in which it may have a significant influence or between any of them, provided:
i) These belong to the ordinary or customary business line; or
ii) These are considered to be made on a market price basis or are supported on valuations made by specialized external agents.
3. The transactions carried out with employees, provided these are carried out under the same conditions as with any client or as a result of labor benefits of a general nature.
c) The transactions that may be carried out, either simultaneously or successively, which because of their characteristics may be considered as a single transaction and that are intended to be carried out by the Corporation or the corporations controlled by the latter, in the course of a fiscal year, when these are unusual or non-recurrent or, else, their amount represents in any of the following cases:
1. The acquisition or disposal of assets with a value equal to or higher than five percent (5%) of the consolidated assets of the Corporation, based on figures corresponding to the closing of the immediately preceding calendar quarter.
2. The granting of guarantees or the assumption of liabilities for a total amount equal to or higher than five percent (5%) of the consolidated assets of the Corporation, based on figures corresponding to the closing of the immediately preceding calendar quarter.
On the understanding that excepted from the requirement referred to in this subparagraph c) are the following: the investments in debt securities or in bank instruments, provided these are made in accordance with the policies approved for this purpose by the Board of Directors itself.
d) The appointment, election and, as the case may be, removal of the General Director of the Corporation and his complete retribution, as well as the policies for the designation and complete retribution of the other relevant managers.
e) The policies for the granting of gratuitous loans, loans or any type of credits or guarantees to related persons.
f) The exemptions for a Director, relevant manager or person with an executive authority, to take advantage of business opportunities for himself or in favor of third parties, which correspond to the Corporation or the corporations controlled by the latter or in which it may have a significant influence. The exemptions on account of transactions whose amount is lower than five percent (5%) of the consolidated assets of the Corporation may be delegated upon the audit committee of the Corporation.
g) The guidelines in matters of internal control and internal audit of the Corporation and of the corporations controlled by the latter.
h) The accounting policies of the Corporation, in accordance with the accounting principles, pursuant to the provisions in the applicable laws.
i) The financial statements of the Corporation.
j) The contracting of the external auditor of the Corporation and, as the case may be, of services additional or complementary to those of the external audit.
k) The presentation to the General Shareholders’ Meeting held due to the closing of the fiscal year, of:
1. The annual report that must be presented by the Audit and Corporate Practices Committee pursuant to these By-laws and the applicable legislation;
2. The annual report that the General Director must present pursuant to these By-laws and the applicable legislation.
3. The opinion of the Board of Directors on the contents of the report of the General Director referred to in the preceding subparagraph.
4. The report where the main accounting and information policies and criteria followed in the preparation of the financial information of the Corporation and of the corporations controlled by the latter are declared and explained.
5. The report on the transactions and activities where it may have participated, pursuant to the provisions of these By-laws and the applicable legislation.

IV. Following up on the main risks to which the Corporation and the corporations controlled by the latter are exposed, identified on the basis of the information presented by the committees, the General Director and the external auditor; as well as on the accounting systems, internal control and internal audit, registration, filing or information of the former and the latter, which it may carry out through the audit committee.
V. Approving the policies on information and communication with the Shareholders and, also, with the relevant Directors and managers, in order to fulfill the provisions in the applicable legislation.
VI. Determining the relevant actions in order to correct any irregularities that may be known to it and implementing the relevant corrective measures.
VII. Establishing the terms and conditions that shall be followed by the General Director in the exercise of his powers for acts of ownership.
VIII. Instructing the General Director to disclose to the investing public the relevant events that may be known to him, under the terms contemplated by the applicable legislation.
POWERS AND AUTHORITIES
THIRTY-SECOND. The Board of Directors, as a joint entity shall have the broadest powers attributed by the relevant laws and these By-laws to entities of its kind, on the understanding that the Board of Directors may not resolve in connection with any of the matters reserved to the Shareholders’ Meeting in accordance with the law or these By-laws.
By way of example but not as a limitation, the Board of Directors as a joint entity shall have the following powers and authorities:
A) General power of attorney for lawsuits and collections, with all general and even the special powers that in accordance with the law require a special clause, inclusively to grant pardon, withdraw from all kinds of lawsuits, appeals and procedures in general, as well as from “amparo” proceedings; to file criminal charges and complaints, settle, submit to arbitration and become assistant of the public prosecutor, a power that it may exercise before all kinds of persons and judicial and administrative, civil, criminal and labor authorities, federal or local, in or out of court, to the broadest extent contemplated by the laws.
B) General power of attorney to manage the businesses and assets of the Corporation, to grant and subscribe all kinds of guarantees and sureties and execute the acts, enter into the agreements, sign the documents and grant or subscribe the credit instruments that said management may require.
C) General power of attorney to exercise any acts of ownership.

D) Power of attorney to grant, subscribe and endorse all kinds of credit instruments or securities, under the terms of the 9th (Ninth) Article of the General Law of Credit Instruments and Operations.
E) Power of attorney to replace totally or partly their powers of attorney and authorities and to grant and revoke general or special powers of attorney, within the limitations set forth by these By-laws.
F) Power of attorney to integrate any intermediate management bodies or committees and designate and revoke the appointments of their members, at any time as it may deem convenient, stating their attributions, powers, obligations, remuneration, as well as the guarantees that their members must grant in connection with their entrustment, when deemed necessary by the Board of Directors.
G) Power of attorney to call to General Shareholders’ Meetings and to execute and enforce the resolutions taken thereat.
H) Power of attorney to establish branch offices and agencies of the Corporation and to suppress them.
I) Power of attorney to sign all kinds of documents, agreements and deeds that may be directly or indirectly related to the purpose of the Corporation.
J) Generally, it may carry out all the acts and agreements that may be necessary for the achievement of the corporate purpose of the Corporation and those attributed to them in other clauses of these By-laws or the applicable legislation.
No member of the Board of Directors may individually exercise the powers of the Board. The Board may appoint representatives from among its members to carry out specific acts. In the absence of a special appointment, the representation shall correspond to the Chairman of the Board.
MEETINGS OF THE BOARD OF DIRECTORS
THIRTY-THIRD. The meetings of the Board of Directors shall be ordinary or extraordinary. Ordinary meetings shall be held periodically on the dates and times the Board of Directors may determine, on the understanding that the Board of Directors must meet at least four times during each fiscal year. The extraordinary meetings shall be held when resolved by the Chairman of the Board or if requested by twenty five percent of the Directors that make up the Board of Directors from time to time.
The Meetings of the Board of Directors shall be held at the domicile of the Corporation or anywhere else within the Mexican Republic or abroad, as it may be determined before in the relevant call. The meetings of the Board of Directors shall be presided over by the Chairman of the Board and, in the absence of the Chairman, by the alternate Chairman and, in the absence of the alternate Chairman, by any director appointed by the Directors attending the relevant meeting, by majority voting.

The Secretary of the Board of Directors shall act as Secretary and, in the absence of the former, the Deputy Secretary of the Secretary of the Board or, in the absence of the Deputy Secretary, any Director designated by the directors attending the corresponding meeting.
The calls must be made in writing and shall be sent to each of the Regular and Alternate Directors, as the case may be, at least five (5) calendar days in advance of the date the relative meeting should be held, to the respective domiciles and/or fax numbers the same Directors may have stated to the Corporation and the Secretary for such purpose. The calls must specify the time, date and place for the meeting, shall contain an agenda and must be signed by the issuer thereof. The calls may be sent by registered mail or fax.
QUORUM
THIRTY-FOURTH. (A) For the meetings of the Board of Directors to be validly held, at least one half of the members that make up the same from time to time must be in attendance and the Chairman and a Vice-Chairman shall always and in any event be in attendance. If a meeting of the Board of Directors may not be held due to the lack of quorum or the absence of the Chairman and a Vice-Chairman, the call shall be repeated as many times as needed, sending the calls under the terms set forth in the Thirty-Third Clause above.
(B) Except as stated in subparagraph C) below, for the resolutions of the Board of Directors to be valid, these must be taken by the favorable vote of the majority of the Directors in attendance at the Meeting in question, regardless of the existing quorum. In case of a tie, the Chairman of the Board of Directors or his alternate, as the case may be, shall have a tie-breaking vote.
(C) For the resolutions of the Board of Directors to be valid in connection with the matters listed below, in any event and in addition to the provisions in the immediately preceding subparagraph (B), it shall be required to have the favorable vote of (i) the Chairman of the Board of Directors and (ii) the First Vice-Chairman or the Second Vice-Chairman, for which purpose said matters shall be of the exclusive competence of the Board of Directors of the Corporation:
1. The approval and/or modification of the annual budget, which must be approved for each fiscal year of the Corporation;
2. The imposition or creation of any lien on any of the assets of the Corporation and/or of the corporations controlled by the latter, or the resolution of the Corporation and/or of the corporations controlled by the latter, to guarantee obligations of the Corporation and/or of the corporations controlled by the latter, or to guarantee obligations of third parties, in all of said cases, when the value of any of said transactions involves in a single act or in a series of related acts, an amount equal to or higher than 5% (five percent) of the total consolidated assets of the Corporation during a calendar year;

3. The decision to begin a new business line or the suspension of any business line developed by the Corporation or by any corporation where the Corporation participates, either directly or indirectly;
4. Any decision related to the acquisition or sale of assets (including shares or equity interests or their equivalent, in any corporation controlled or non-controlled by the Corporation or in which the Corporation has a significant participation), or the contracting of financing and credit and/or the creation of any real or personal guarantees, when the value of any of said transactions involves in a single act or in a series of related acts, an amount equal to or higher than 5% of the total consolidated assets of the Corporation during a calendar year;
5. The determination in the sense that the Corporation shall exercise its right to vote regarding shares or equity interest (or their equivalent) issued by the corporations controlled by the latter or in which the Corporation has a significant participation; and
6. The establishment of any intermediate administrative body of the Corporation, other than the Audit and Corporate Practices Committee.
(D) The resolutions taken outside a meeting of the Board of Directors shall have the same validity as if they had been taken at a meeting of the Board of Directors, provided these are taken by unanimous vote of the Directors and confirmed in writing by each of them.
The amendment of this Clause may only be approved at a General Extraordinary Shareholders’ Meeting of the Corporation at which shares representing five percent (5%) or more of the capital stock of the Corporation have not voted against.
MINUTES
THIRTY-FIFTH. Minutes shall be drawn up of each meeting of the Board of Directors and these shall be entered in the relevant Minutes Book that the Corporation must keep, which shall be signed by the Chairman of the Board or, in his absence, by the person that have presided over the meeting, and the Secretary or, in his absence, by whoever may have acted as Secretary. The Secretary or Deputy Secretary may issue the certified copies, excerpts or certifications of the contents of said minutes that may be necessary.
The same Minutes book shall include the resolutions taken under the terms of subparagraph D) of the Thirty-Fourth Clause of these By-laws, which shall be attested by the Secretary or Deputy Secretary.
An appendix or file shall be formed of all the Minutes, which shall include (i) the documents substantiating that the calls were made under the terms stipulated by these Corporate By-laws, (ii) the attendance list duly signed by those in attendance, (iii) the reports and other documents that may have been submitted to the consideration of the Board of Directors, and (iv) a copy of the relevant Minutes.

GUARANTIES
THIRTY-SIXTH. The members of the Board of Directors shall not need to insure the responsibility they may incur in performing their positions and they shall not grant any bail, bond or deposit in cash to the Corporation, unless expressly determined by the General Shareholders’ Meeting that elected them.
INDEMNITY
THIRTY-SEVENTH. The members of the Board of Directors shall not incur, individually or jointly, any responsibility for the damages and/or losses they may cause to the Corporation or to the corporations controlled by the latter or in which it may have a significant influence, derived from the acts they may execute or the decisions they may make, when acting in good faith, any of the following exclusions of responsibility takes place:
I. They fulfill the requirements that these By-laws and the applicable laws may stipulate for the approval of matters to be dealt with by the Board of Directors or, as the case may be, by committees of which they are members.
II. They make decisions or vote at the meetings of the Board of Directors or, as the case may be, committees to which they belong, based on the information provided by the relevant managers, the corporation providing the external audit services or the independent experts, whose capacity and credibility do not offer a cause for reasonable doubt.
III. They have selected the most suitable alternative, to the best of their knowledge and belief, or negative property damages had not been foreseeable; in both cases, based on the information available at the time of the decision.
IV. They fulfill the resolutions of the Shareholders’ Meeting, provided these do not violate the law.
In addition to all of the foregoing, the Corporation shall indemnify and hold the Directors, the General Director and all other relevant managers of the Corporation or of the mercantile corporations controlled by the latter harmless from all damages and/or losses that their performance may cause to the Corporation and the corporations controlled by the latter or in which it has a significant influence, except in the event of deceitful acts or acts in bad faith, unlawful acts in accordance with the applicable legislation or whose indemnity, pursuant to said legislation may not be agreed or granted by the Corporation. For said purposes, the Corporation may take liability insurance or any similar one and grant any bonds and bails that may be necessary or convenient. All legal costs related to the respective defense shall be payable by the Corporation against general expenses, which shall only be refunded to the Corporation by the Director in question, the General Director or the relevant Manager in question, when required pursuant to a firm court order releasing the Corporation from its indemnity obligations pursuant to this Clause.

INTERMEDIATE ADMINISTRATION BODIES
THIRTY-EIGHTH. The Board of Directors of the Corporation may establish one or more intermediate administration bodies or committees and, in such case, their structure, operating framework and the attribution of powers shall be subject to the provisions in this Clause. In any event, the Corporation shall have a committee to carry out the duties of audit and corporate practices referred to in the Forty-First and Forty-Second Clauses of these corporate By-laws.
Except as regards the committee carrying out the duties of corporate and audit practices, which shall be subject to the provisions in the Forty-First and Forty-Second Clauses of these By-laws, any committee created by the Board of Directors shall be ruled according to the following:
A) It shall be made up of the number of members determined in each particular case by the Board of Directors, but in no event whatsoever this may be of less than three (3). Also, an alternate may be appointed for each regular member. Said committees may be made up of Directors, the General Director and any of the other relevant managers, or the external advisors or persons that in each particular case may be determined by the Board of Directors.
B) The committees may only resolve on those matters not exclusively reserved to the Shareholders’ Meeting or to the Board of Directors by these By-laws or the applicable legislation. In any event, the committees shall be subject to the strategies, policies and guidelines of the Board of Directors.
C) The members of any committee shall always act constituted as a joint body and their powers may not be delegated in a total or unlimited manner to any of its members. It shall meet with the quorum of the majority of its members and shall take its resolutions with the favorable vote of the majority of those in attendance and it must inform the Board of Directors annually of the most important resolutions it may have taken or, else, when in its opinion this is warranted by facts or events of relevance to the Corporation.
D) The meetings of the committees shall be held as frequently as determined by the Board of Directors or the Chairman thereof and these shall be called in accordance with the procedure contemplated in the Twentieth Thirtieth (Sic) Clause of these By-laws for holding the meetings of the Board.
E) The meetings shall be presided over by the Chairman of the committee in question or, in his absence, by the person appointed for such purpose by the members of the intermediate administration body in question and the Secretary of the Board of Directors or, as the case may be, the Deputy Secretary, shall act as the Secretary thereof. The minutes drafted of the meetings shall be signed by the individuals that acted as Chairman and as Secretary and the other attending members who may wish to do so.
F) Except as otherwise stipulated by the Board of Directors that may have established them, the intermediate administration bodies shall have the following powers:

1. General power of attorney for lawsuits and collections, acts of management and ownership, with all general powers and the special powers that require a special clause according to the law, pursuant to the provisions in articles 2554 (two thousand five hundred fifty four) and 2587 (two thousand five hundred eighty seven) of the Federal Civil Code and their correlative articles of the Civil Codes of the other States of the Mexican Republic. This power of attorney may be exercised in connection with all the matters of the Corporation, except for those reserved by the Law or by these By-laws to another body of the Corporation.
2. Power of attorney to grant and subscribe credit instruments under the terms of the 9th (ninth) Article of the General Law of Credit Instruments and Operations, including endorsements under guarantee or through a surety.
3. Dispose of and encumber through pledge, mortgage or in any other manner the personal property and real estate of the Corporation.
4. Authorize the granting of any guarantee or surety.
5. Power to grant general or special powers of attorney, as well as to revoke them, within the limit of its powers.
6. Generally, it shall have the broadest powers to decide and resolve on all the assets and businesses of the Corporation that may be directly or indirectly related to the purposes thereof, being able to appoint one or more individuals as special representatives for the enforcement of their resolutions and, in the absence of said indication, these may be executed by the Chairman of the Board of Directors.
G) The members of any intermediate administration body shall earn the emoluments determined by the Board of Directors with charge to income.
GENERAL DIRECTOR
THIRTY-NINTH. The General Director shall be in charge of the duties of management, direction and execution of the businesses of the Corporation and of the corporations controlled by the latter, being subject for said purpose to the strategies, policies and guidelines approved by the Board of Directors or, as the case may be, of the intermediate administration bodies or committees created pursuant to these corporate By-laws.
In order to fulfill his duties, the General Director shall have the powers granted to him by the Board of Directors at the time of his appointment or at any other time after his appointment. For the exercise of his duties and activities and the fulfillment of his obligations, the General Director shall be assisted by all the relevant managers and other employees of the Corporation and of the corporations controlled by the latter.
In the performance of his duties, the General Director must:

A) Submit to the approval of the Board of Directors the business strategies of the Corporation and corporations controlled by the latter, based on the information the latter may provide to him.
B) Fulfill the resolutions of the Shareholders’ Meetings and of the Board of Directors, pursuant to the instructions given by the Shareholders’ Meeting itself or the aforesaid Board of Directors.
C) Propose to the Audit Committee the guidelines of the internal control and internal audit system of the Corporation and of the corporations controlled by the former and execute the guidelines approved by the Board of Directors for said purpose.
D) Subscribe the relevant information of the Corporation, together with the relevant directors in charge of the preparation thereof, in their area of competence.
E) Disclose the relevant information and events that must be disclosed to the public, fulfilling the provisions in the applicable legislation.
F) Fulfill the provisions related to the execution of transactions related to the acquisition and placement of shares owned by the Corporation.
G) Exercise by himself or through an empowered representative, within the scope of his competence or as instructed by the Board of Directors, the corrective and liability actions that may be applicable.
H) Ensure that the capital contributions made by the shareholders of the Corporation are carried out.
I) Fulfill the legal and statutory requirements established in connection with the dividends paid to the shareholders.
J) Ensure that the accounting, recording, filing or information systems of the Corporation are maintained.
K) Prepare and submit to the Board of Directors a report for each fiscal year regarding (i) the operation of the Corporation and of the corporations controlled by it in the year, including the policies followed by the General Director and the other relevant directors and, as the case may be, on the main existing projects, (ii) a statement showing the financial situation of the Corporation and of the corporations controlled by the latter at the closing of said year, (iii) a statement showing, duly explained and classified, the result of the operations of the Corporation and of the individuals controlled by the latter for the period corresponding to said year, (iv) a statement showing the changes in the financial position of the Corporation and of the corporations controlled by it during said year, (v) a statement showing the changes in the items that make up the property of the Corporation and of the corporations controlled by it that occurred during said year, and (vi) the notes that may be necessary to complete and clarify the information supplied by the statements referred to in the preceding sections; on the understanding that said information must be submitted in connection with the Corporation and the corporations controlled by the latter, in an individual and consolidated manner, in accordance with generally accepted principles.
L) Establish internal mechanisms and controls enabling to verify that the acts and operations of the Corporation and corporations controlled by it have complied with the applicable regulations, as well as to follow up the results of said internal mechanisms and controls and take the measures that may necessary, as the case may be.
M) Exercise the liability actions stipulated in the applicable legislation, against related persons or third parties who may have presumably caused a damage to the Corporation or the corporations controlled by the latter or in which it may have a significant influence, unless the Board of Directors, with the prior opinion of the Audit Committee, determines that the damage caused is not relevant.
N) The others that may be imposed upon him by the applicable legislation.
The General Director and the other relevant managers must promptly and diligently deal with the information and documentation requests that may be reasonably requested to them by any of the Directors of the Corporation within the scope of their competences.
The provisions in the Thirty-Seventh Clause of these By-laws shall benefit both the General Director and all other relevant managers of the Corporation and of the corporations controlled by the latter, in connection with their respective responsibilities. The Corporation shall indemnify and hold said General Director and other relevant managers harmless, under the terms and with the limitations referred to in said Thirty-Seventh Clause of these By-laws.
OVERSIGHT
AUDIT AND CORPORATE PRACTICES COMMITTEE
FORTIETH. The oversight of the management, direction and execution of the business of the Corporation and of the corporations controlled by the latter shall be entrusted upon the Board of Directors through the Audit and Corporate Practices Committee to be established pursuant to the provisions in these By-laws, as well as through the individuals or corporations that carry out the external audit of the Corporation for each fiscal year, each under the terms contemplated in these By-laws and in the applicable legislation.
The Board of Directors of the Corporation must establish and maintain an Audit and Corporate Practices Committee that shall be made up of at least three (3) Directors appointed by the Board, upon proposal of the Chairman, all of whom must be independent Directors pursuant to the provisions in the applicable legislation. The foregoing notwithstanding, the Chairman of the Audit and Corporate Practices Committee must be appointed and/or removed from his position exclusively by the General Shareholders’ Meeting and he must always be an independent Director. The Chairman of the Audit and Corporate Practices Committee in no event whatsoever may preside over the Board of Directors.

AUDIT DUTIES
FORTY-FIRST. For the performance of the oversight of the management, direction and execution of the businesses of the Corporation and of the corporations controlled by the latter, the Audit and Corporate Practices Committee shall have the following duties in audit matters:
A) Render an opinion to the Board of Directors on the matters of its competence, according to the provisions in these By-laws and the applicable legislation;
B) Evaluate the performance of the external auditor of the Corporation and analyze the report, opinion, information or data prepared and subscribed by the external auditor. For such purpose, the committee may request the presence of said auditor when it may deem it convenient, without precluding the fact that it must meet with the latter at least once a year;
C) Discuss the financial statements of the Corporation with the persons responsible for their preparation and review and, based on the foregoing, recommend to the Board of Directors whether to approve them or not.
D) Inform the Board of Directors of the prevailing situation of the internal control and internal audit system of the Corporation or of the corporations controlled by the latter, including any irregularities it may detect, as the case may be;
E) Prepare the opinion of the Board of Directors on the contents of the annual report of the General Director and submit it to the consideration of the Board of Directors for subsequent presentation to the Shareholders’ Meeting, based, among other elements, on the report of the external auditor. Said opinion must state, at least:
1. If the accounting and information criteria followed by the Corporation are appropriate and sufficient, considering the particular circumstances thereof.
2. If said policies and criteria have been consistently applied in the information presented by the General Director.
3. If as a result of subparagraphs 1 and 2 above the information presented by the General Director reasonably reflects the financial situation and the result of the operations of the Corporation for the relevant fiscal year.
F) Assist the Board of Directors in preparing the report where the main accounting and information policies and criteria followed in the preparation of the financial information of the Corporation and of the corporations controlled by the latter are declared and explained, which the Board of Directors must present annually and which is referred to in section III k) 4 of the Thirty-First Clause of these By-laws;
G) Oversee that the transactions referred to in section III of the Thirty-First and Twentieth Clause of these By-laws are carried out in compliance with the provisions therein and the applicable legislation, as well as with the relevant policies derived from the same that may have been approved by the Board of Directors or the General Shareholders’ Meeting of the Corporation, as the case may be;
H) Request the opinion of independent experts in those cases it may deem convenient, for the adequate performance of its duties or when required pursuant to the applicable legislation;
I) Request to the relevant managers and other employees of the Corporation or of the corporations controlled by the latter, reports regarding the preparation of the financial information and of any other type that it may deem necessary for the exercise of its duties;
J) Investigate any probable nonfulfillment of the operations, guidelines and operating policies, internal control and internal audit system and accounting record-keeping that may be known to it, either of the Corporation itself or the corporations controlled by the latter, for which purpose it must conduct an examination of the documentation, records and other evidentiary proofs, to the degree and extent that may be necessary to carry out said oversight;
K) Receive observations made by the shareholders, Directors, relevant managers, employees and, generally, of any third party regarding the matters referred to in the preceding subparagraph, as well as to carry out the actions that in its opinion may be appropriate in connection with said observations;
L) Request periodical meetings with the relevant managers, as well as the delivery of any type of information related to the internal control and internal audit of the Corporation or the corporations controlled by the latter;
M) Inform the Board of Directors of the irregularities found while exercising its duties and, as the case may be, of the corrective actions taken or propose those that should be applied;
N) Call Shareholders’ Meetings and request to include in the agenda of said Shareholders’ Meetings the points it may deem appropriate;
O) Oversee that the General Director fulfills the resolutions of the Shareholders’ Meetings and of the Board of Directors of the Corporation, according to the instructions given by the Shareholders’ Meeting or the Board of Directors, as the case may be;
P) Oversee the establishment of internal mechanisms and controls enabling to ensure that the acts and operations of the Corporation and of the corporations controlled by the latter are in accordance with the applicable regulation and, also, implement the methodologies that make it possible to review the fulfillment of the foregoing; and
Q) The other actions that may be established by the applicable legislation or these By-laws and that may be in accordance with its duties.

DUTIES OF CORPORATE PRACTICES
FORTY-SECOND. In order to perform the oversight of the management, direction and execution of the businesses of the Corporation and of the corporations controlled by the latter, the Audit and Corporate Practices Committee shall have the following duties in matters of corporate practices:
A) Give its opinion to the Board of Directors on the matters under its competence, pursuant to these By-laws or the applicable legislation;
B) Request the opinion of the independent experts in the cases it may deem it convenient, for the appropriate performance of its duties or when required in accordance with the provisions in the applicable legislation;
C) Call Shareholders’ Meetings and instruct the inclusion of the points it may deem pertinent in the agenda of said Shareholders’ Meetings.
D) Support the Board of Directors in the preparation of the reports corresponding to it in accordance with these By-laws and the applicable legislation; and
E) The others that the applicable legislation attributes in matters of corporate practices.
ANNUAL AUDIT AND CORPORATE PRACTICES REPORT
FORTY-THIRD. The Chairman of the Audit and Corporate Practices Committee must prepare an annual report that shall contemplate, at least, in audit matters:
a) The situation of the internal control and internal audit system of the Corporation and corporations controlled by the latter and, as the case may be, the description of its deficiencies and deviations, as well as of the aspects requiring improvement, considering the opinions, reports, communications and the external audit report, as well as the reports issued by the independent experts who may have provided their services during the period covered by the report;
b) The mention and follow-up of the preventive and corrective measures implemented on the basis of the results of the investigations related to the failure to fulfill the guidelines and policies for accounting operation and recording, either of the Corporation itself or of the corporations controlled by the latter;
c) The evaluation of the performance of the external auditor of the Corporation;
d) The description and valuation of the additional or complementary services that, as the case may be, are provided by the external auditor of the Corporation, as well as those granted by the independent experts who may have been hired, if any;

e) The main results of the reviews of the financial statements of the Corporation and of the corporations controlled by the latter;
f) The description and effects of the modifications of the accounting policies approved during the period covered by the report;
g) The measures taken due to the observations that they may consider relevant, prepared by shareholders, Directors, relevant managers, employees and, generally, of any third party, regarding the accounting, internal controls and matters related to internal or external audit or, else, derived from the complaints filed on facts that they may deem irregular in the administration; and
h) The follow-up of the resolutions of the Shareholders’ Meetings and of the Board of Directors;
and in matters of corporate practices:
1) The observations regarding the performance of the relevant managers;
2) The operations with related persons, during the fiscal year for which a report is provided, detailing the characteristics of the significant transactions;
3) The integral emolument or remuneration packages of the General Director and other relevant managers; and
4) The waivers granted by the Board of Directors for a Director, relevant Manager or person with executive authority to take advantage of business opportunities for himself or in favor of third parties, which correspond to the Corporation or the corporations controlled by the latter or in which it may have a significant influence.
Said annual report must be presented to the Board of Directors sufficiently in advance and to the General Shareholders’ Meeting to be held due to the closing of each fiscal year.
EXTERNAL AUDITOR
FORTY-FOURTH. The External Auditor and other persons participating in audit duties of the Corporation must fulfill the requirements and duties attributed to them by the Securities Market Act and the regulations emanating therefrom.

CHAPTER V
FINANCIAL INFORMATION, PROFITS AND LOSSES
FISCAL YEARS
FORTY-FIFTH. The fiscal years shall not exceed a term of twelve (12) months, starting on January first and ending on December thirty-first each year.
FINANCIAL INFORMATION
FORTY-SIXTH. A) At the end of each fiscal year, all the financial information and other reports or information in charge of the General Director, the Chairman of the Audit and Corporate Practices Committee and of the Board of Directors shall be prepared, under the terms contemplated by these By-laws, which must be concluded sufficiently in advance, but in any event at least fifteen (15) days before the date scheduled to hold the General Ordinary Shareholders’ Meeting that must discuss them.
B) The financial information and other reports or information referred to in paragraph A) above, must refer to the Corporation and the corporations controlled by the latter and shall remain in the possession of the Board of Directors. A copy of the foregoing shall remain at the disposal of the shareholders at the offices of the Corporation for a term of fifteen (15) days before the date scheduled to hold the General Ordinary Shareholders’ Meeting that must discuss them.
C) The Corporation shall keep an adequate accounting registration in each case.
PROFITS
FORTY-SEVENTH. The profits to be obtained in each fiscal year shall be applied as follows:
A) The amount resolved by the Shareholders’ Meeting to form or reconstitute, as the case may be, the legal reserve fund, shall be set aside; an amount that shall at least account for five percent (5%) of the net profits for the fiscal year in question, until said fund amounts to twenty percent (20%) of the capital stock; and
B) The amount resolved by the Shareholders’ Meeting to create the Reserve for the Acquisition of Own Shares shall be set aside, as set forth in the Twelfth Clause of these By-laws; and/or
C) The Shareholders’ Meeting may:
(i) Set aside the amount the Shareholders’ Meeting deems pertinent to form or increase the reinvestment, contingency or special reserves it may deem convenient; and/or
(ii) Declare dividends through their distribution among the shareholders, on the understanding that the distribution of profits shall be carried out in proportion to the number of shares and the amount that may have been paid thereon; and/or
(iii) Determine that the entirety or a portion of the remaining profits be credited to the undistributed profit account.

LOSSES
FORTY-EIGHTH. The shareholders shall only respond for the losses incurred by the Corporation, up to the amount and in proportion to the amount of their respective contributions.
Therefore, the owners of released shares shall not have any additional responsibility whatsoever. The owners of shares that have not been fully paid shall only respond up to the unpaid amount of their shares.
INCORPORATORS
FORTY-NINTH. The incorporators do not reserve any special participation whatsoever in the profits of the Corporation.
CHAPTER VI
DISSOLUTION AND LIQUIDATION
GROUNDS FOR DISSOLUTION
FIFTIETH. The Corporation shall be dissolved through a resolution taken by the shareholders representing at least seventy five percent (75%) of the subscribed and paid-up capital of the Corporation at a General Extraordinary Shareholders’ Meeting:
A) Due to the expiry of the term of duration determined in these corporate By-laws;
B) Due to the impossibility to continue performing its corporate purpose;
C) Through a resolution of the shareholders, taken in accordance with these corporate By-laws and the law;
D) If the number shareholders is less than two; or
E) Due to the loss of two thirds of the capital stock, unless the shareholders reconstitute or decrease the same without violating the minimum established in the law.
LIQUIDATION
FIFTY-FIRST. A) Once the dissolution of the Corporation shall be agreed upon, it shall be placed under liquidation, which shall be entrusted upon one or more liquidators, as determined by the respective General Extraordinary Shareholders’ Meeting.
B) As long as the appointment of the liquidators has not been filed in the Public Registry Bureau and they have not taken office, the Directors shall continue to perform their positions.

C) The liquidation shall be conducted in the manner contemplated by the General Law of Mercantile Corporations in force. Upon resolving the dissolution, the Shareholders’ Meeting must lay down the rules that, in addition to the legal provisions and the regulations established in these corporate By-laws, must regulate the actions of the liquidators.
D) The Shareholders’ Meeting shall be held during the liquidation process in the same manner contemplated during the normal existence of the Corporation, the liquidators having the powers corresponding to the Board of Directors and the duties established in their charge by the applicable legislation.
CHAPTER VII
FINAL PROVISIONS
SUPPLEMENTARY LAWS
FIFTY-SECOND. For everything not contemplated by these corporate By-laws, the provisions of the Securities Market Act, the General Law of Mercantile Corporations and the applicable provisions of the Federal Commerce and Civil Codes shall govern.”
I, THE NOTARY PUBLIC, CERTIFY AND ATTEST:
I. That what has been inserted and listed above truly matches its respective originals, which I had before me.
II. That based on the provisions in section four (Roman) of article fifteen of the Federal Notarial Law, I consider the appearing party to be legally qualified to contract and be bound and I informed her about the legal value and consequences of this act, without finding her to have evident manifestations of natural and/or legal incapacity and without having any information as to her being subject to interdiction.
III. That the appearing party, being warned of the penalties incurred by those declaring falsely before a Notary Public, provided her personal information as follows:
LOURDES VAZQUEZ NUÑEZ, Mexican by birth and domiciled in Mexico City, Federal District, where she was born on February twenty eighth, one thousand nine hundred seventy six, single, Attorney at Law, domiciled at Avenida de la Cúspide number four thousand seven hundred fifty five, Colonia Parques del Pedregal, zip code fourteen thousand ten, Delegacion Tlalpan, in this City.
IV. That based on article thirty two, paragraph six (Roman) of the Federal Regulations of Notarial Operations, the appearing party did not identify herself before me, as I know her personally.
IV. That I drafted this deed on the same day it is dated.

I issue this certification for “GRUPO TMM”, SOCIEDAD ANÓNIMA BURSÁTIL. It consists of forty five pages of text.
SIGNATURES:

LOURDES VAZQUEZ NUÑEZ	SCRAWL
JUAN MARTIN ALVAREZ MORENO, HOLDER OF NOTARY’S OFFICE NUMBER FORTY SIX OF THE FEDERAL DISTRICT. SCRAWL. THE AUTHORIZING SEAL.
MEXICO CITY, FEDERAL DISTRICT, AS OF THE NINETEENTH DAY OF THE MONTH OF FEBRUARY, TWO THOUSAND SEVEN.
I ATTEST.
JMAM’ag*
(Signed)
A stamped seal with the Mexican coat of arms, which reads: United Mexican States. Attorney at Law Juan Martín Alvarez Moreno. Notary Public No. 46 of the Federal District.

General Direction of Mercantile Regulations
Public Brokerage Direction
(A printed seal with the Mexican coat of arms that reads: UNITED MEXICAN
STATES.MINISTRY OF ECONOMY)
Official Communication Number 316.07.1. 00257
The undersigned, Director of Public Brokerage, assigned to the General Direction of Mercantile Regulations of the Ministry of Economy, based on the provisions of articles 3rd, paragraph I and 12, paragraph III of the Federal Law of Public Brokerage; 19 and 27 of the Regulations of the Federal Law of Public Brokerage and 20, paragraph XVII and last paragraph of the Internal Regulations of the Ministry of Economy.
CERTIFY
That the seals, scrawls and signature respectively appearing in certificate number 14,811 (fourteen thousand eight hundred eleven) regarding the certification of the set of corporate By-laws of the mercantile corporation called “Grupo TMM”, Sociedad Anónima Bursátil, consists of 28 (twenty eight) pages of text; printed on both sides, except for the last page, which is printed only on the front side, truly match those registered under number 163 (one hundred sixty three) in 25 (twenty five) and 26 (twenty six) pages of Book number 2 (two), of the Register of Public Brokers of this Administrative Unit, which correspond to Attorney at Law Juan Martín Alvarez Moreno, who was acting as Notary Public number 46 (forty six) in the Federal District location, on the 19th (nineteenth) day of February, year 2007 (two thousand seven). Because of the foregoing, I hereby evidence that the aforesaid seals, scrawls and signature are authentic and valid according to the aforesaid regulations. This certification does not prejudge on the contents or fulfillment of the legislation applicable to the document subject matter thereof.
Mexico City, Federal District, as of February twentieth, two thousand seven
The Director
(Signed)
José Ricardo Zamudio Méndez
This document is not valid if it has any cross out, amendment or alteration and without official seal that must appear in the right lower side.
A stamped seal with the Mexican coat of arms that reads: UNITED MEXICAN STATES. MINISTRY OF ECONOMY. PUBLIC BROKERAGE DIRECTION.

THIS MINISTRY DOES NOT ASSUME ANY
RESPONSIBILITY FOR THE CONTENTS OF THE
DOCUMENT
Mexico
Apostille
(The Hague Convention, October 5, 1961)
In Mexico, this public document has been signed by: JOSE RICARDO ZAMUDIO MÉNDEZ who acts in his capacity as DIRECTOR OF PUBLIC BROKERAGE OF THE GENERAL DIRECTION OF MERCANTILE REGULATIONS ON FEBRUARY 20TH, 2007.
and it bears the seal corresponding to THE MINISTRY OF ECONOMY
Certified in MEXICO CITY, FEDERAL DISTRICT, on the 20th day of February, 2007
by MARIA DEL ROCIO GARFIAS AGUILAR, HEAD OF THE DEPARTMENT OF LEGALIZATION PROCESSES OF THE DEPUTY DIRECTION OF FORMALIZATION AND CONTROL OF THE DIRECTION OF POLITICAL COORDINATION WITH THE POWERS OF THE UNION.
Order Number: 1/1588/2007
Duties: 499.00
Bank: Banorte
A stamped seal with the Mexican coat of arms, which reads: UNITED MEXICAN STATES. MINISTRY OF THE INTERIOR. GOVERNMENT UNIT.
A printed seal with the Mexican coat of arms, which reads: UNITED MEXICAN STATES. MINISTRY OF THE INTERIOR.
A stamped seal with the Mexican coat of arms, which reads: UNITED MEXICAN STATES. MINISTRY OF THE INTERIOR. (Signed)
The undersigned, Luis Rey Ballesteros López, Certified Translator duly authorized by the Supreme Court of Justice for Mexico City, Federal District, in Judicial Bulletin published on July 16, 2003, hereby certify that the foregoing translation from Spanish into English is, to the best of my knowledge and belief, true and complete.
Mexico City, Federal District, as of February 23rd, 2007